Exhibit 99.2

Mertz & Moyer
c/o Wilmington Trust Company
1100 N. Market Street
Wilmington, DE 19890-0001

The Robert L. McNeil, Jr. 1983 Trust
c/o Wilmington Trust Company
1100 N. Market Street
Wilmington, DE 19890-0001

May 17, 2007

VIA FACSIMILE, COURIER AND CERTIFIED MAIL

Arrow International, Inc.
2400 Bernville Road
Reading, Pennsylvania 19605
Attention: John C. Long, Corporate Secretary

Re:	Notice to the Secretary of Intention to Nominate Persons for Election as Directors at the 2007 Annual Meeting of Shareholders of Arrow International, Inc.

Dear Mr. Long:

Pursuant to Section 4.13. of Article IV of the By-Laws, and Article Ninth of the Restated Articles of Incorporation, of Arrow International, Inc., a Pennsylvania corporation, Mertz & Moyer, as record holder and nominee for The Robert L. McNeil, Jr., 1983 Trust (the “Shareholder”), notifies you that the Shareholder intends to nominate an additional five persons for election to the Board of Directors of the Company at the 2007 Annual Meeting of Shareholders of the Company. The five nominees set forth below are in addition to the Shareholder’s nominations of Robert W. Cruickshank, Eleanor F. Doar and Gregory A. Pratt, notice of such nominations which was received by the Company on November 15, 2006.

The additional persons the Shareholder intends to nominate for election to the Board at the Annual Meeting are:

Carl G. Anderson, Jr.,
Robert J. Campbell,
Paul D. Chapman,
Paul W. Earle
and
Richard T. Niner.

As required by Section 4.13. of Article IV of the By-Laws, and Article Ninth of the Restated Articles of Incorporation of the Company, the Shareholder furnishes the following information regarding its nominees:

(a)	The name and address of the Shareholder is Mertz & Moyer, as record holder and nominee for The Robert L. McNeil, Jr., 1983 Trust, c/o Wilmington Trust Company 1100 N. Market Street, Wilmington, DE 19890-0001.

(b)	The Shareholder is the owner of 4,624,494 shares of common stock of the Company which are held of record by Mertz & Moyer.

(c)	The Shareholder intends to appear in person or by proxy at the 2007 Annual Meeting to nominate the nominees specified herein.

(d)	Richard T. Niner is a co-trustee of The Robert L. McNeil, Jr., 1983 Trust. Otherwise, the Shareholder has no arrangements or understandings with any nominee or any other person pursuant to which the nominations are made by the Shareholder.

(e)	Information regarding each nominee required to be disclosed pursuant to Section 4.3. of Article IV of the By-Laws, and Article Ninth of the Restated Articles of Incorporation of the Company, is set forth in Exhibits A through E attached hereto.

(f)	Each nominee’s written consent to his nomination, to being named in any proxy statement of The Robert L. McNeil, Jr., 1983 Trust as a nominee and to serving as a director of the Company if elected is included as Annex A hereto.

Except as set forth in this notice, including the exhibits, as of the date hereof (i) no nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years; (ii) no nominee owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Company within the past two years, and no associate of any nominee beneficially owns, directly or indirectly, any securities of the Company; (iii) no nominee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (iv) there has been no transaction, or series of similar transactions, since January 1, 2005, and there is no currently proposed transaction, to which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any nominee or the immediate family of any nominee, had, or will have, a direct or indirect material interest; and (v) no nominee has any substantial interest, direct or indirect, in the matters to be acted on at the Annual Meeting, except his or her interest in being nominated and elected as a director.

We believe that this notice complies in all respects with all enforceable provisions of the Company’s By-Laws and Restated Articles of Incorporation and with applicable law. In this regard, we note that the Board of Directors has twice postponed the date of the Annual Meeting, so that it is now scheduled to be held on July 17, 2007, a full six months after the anniversary date of the 2006 annual meeting. In these circumstances, Section 4.13 of the Company’s By-Laws does not impose a fair or reasonable advance notice requirement for shareholder nominations. This notice provides the Company with ample advance notification of the additional nominations by the Shareholder, sufficient for all legitimate corporate purposes. If the Company believes this notice is incomplete or otherwise deficient in any respect, please notify us in writing immediately of such alleged deficiencies.

Please address any correspondence or questions to The Robert L. McNeil, Jr. 1983 Trust, at the address indicated above, attention: Michela Rossi -1050 (with a copy to our counsel, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attention: Abbe Dienstag, Esq., telephone 212-715-9280, facsimile 212-715-8000.

Very truly yours,

[Illegible]	Mertz & Moyer

By: /s/ Amy Hanna Name: Amy Hanna Title: Trust Officer

The Robert L. McNeil, Jr. 1983 Trust

By: Mr. Robert W. Cruickshank Co-Trustee
cc:     Abbe Dienstag, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

Daniel H. Pittinsky, Esq.
Scott Towers, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street
Philadelphia, PA 19103-7599

We believe that this notice complies in all respects with all enforceable provisions of the Company’s By-Laws and Restated Articles of Incorporation and with applicable law. In this regard, we note that the Board of Directors has twice postponed the date of the Annual Meeting, so that it is now scheduled to be held on July 17, 2007, a full six months after the anniversary date of the 2006 annual meeting. In these circumstances, Section 4.13 of the Company’s By-Laws does not impose a fair or reasonable advance notice requirement for shareholder nominations. This notice provides the Company with ample advance notification of the additional nominations by the Shareholder, sufficient for all legitimate corporate purposes. If the Company believes this notice is incomplete or otherwise deficient in any respect, please notify us in writing immediately of such alleged deficiencies.

Please address any correspondence or questions to The Robert L. McNeil, Jr. 1983 Trust, at the address indicated above, attention: Michele Rossi — 1050 (with a copy to our counsel, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attention: Abbe Dienstag, Esq., telephone 212-715-9280, facsimile 212-715-8000.

Very truly yours,

Mertz & Moyer

By:
Name:
Title:

The Robert L. McNeil, Jr. 1983 Trust

By:	/s/ Robert W. Cruickshank
Mr. Robert W. Cruickshank
Co-Trustee

cc:	Abbe Dienstag, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

Daniel H. Pitinsky, Esq.
Scott Towers, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street
Philadelphia, PA 19103-7599